Exhibit 99.1

      Steelcase Reports Profitable Growth for Fourth Quarter and
                           Fiscal Year 2005

    GRAND RAPIDS, Mich.--(BUSINESS WIRE)--March 30, 2005--Steelcase Inc. (NYSE:SCS) today announced fourth quarter and fiscal year 2005 financial results. Steelcase reported fiscal 2005 revenue of $2.6 billion, an 11 percent increase compared to $2.3 billion last year. Fiscal 2005 revenue included $80.1 million from newly consolidated dealers and $41.3 million from currency translation.
    Steelcase reported net income of $12.7 million, or $0.09 per share in fiscal 2005 compared with a net loss of $(23.8) million, or $(0.16) per share in the prior year. Included in current year net income is an $8.2 million reduction in a specific tax reserve for a matter that was favorably settled during the year.
    "We returned to profitability in 2005 and are pleased with our revenue growth this year," said James P. Hackett, president and CEO. "Sales growth from large customers around the world as well as from our products targeted at the mid-market were particularly encouraging. We look forward to building on this momentum in fiscal 2006."
    Restructuring and other charges in fiscal 2005 totaled a net $(9.4) million after-tax. Charges were primarily related to facility rationalizations in the company's North America and International segments.
    Gross margins of 28.5 percent in fiscal 2005 improved from 26.2 percent in fiscal 2004 primarily due to lower restructuring costs in the current year. The temporary steel surcharge implemented in North America in fiscal 2005 totaling $26 million did not fully offset $35 million of higher steel costs. The combined impact of the steel surcharge and higher steel costs adversely impacted gross margins by
0.7 percentage points.
    Operating expenses of $722.3 million were 27.6 percent of sales compared to 28.9 percent of sales in the prior year.
    Operating income of $18.2 million compares to an operating loss in the prior year of $(74.4) million. Operating income includes approximately $40 million of additional variable compensation costs compared to the prior year, that relate to bonuses earned by a broad group of salaried and hourly employees.
    Steelcase increased the total of cash and short-term investments by $86 million to $348 million at the end of fiscal 2005. The company reduced debt by $28 million, to a year-end balance of $326 million. Total cash and short-term investments now exceed total debt.
    "We are pleased with our year-end financial position, which is stronger than a year ago as a result of debt reduction, continued cost control and solid operating cash flow," said James P. Keane, chief financial officer.
    The company will include a certification that its internal controls are effective in its 2005 Form 10-K. The company's independent auditors completed their testing of the company's internal controls and informed the Audit Committee that they did not identify any material weaknesses in internal controls over financial reporting.

    Fourth Quarter Results

    Steelcase reported revenue totaling $691.0 million for its fourth quarter. Revenue increased 23 percent compared to $563.4 million in the prior year quarter. Current year sales benefited from $23.4 million in newly consolidated dealer revenue and $8.8 million from currency translation effects compared to the prior year.
    Steelcase reported net income of $1.0 million, or $0.01 per share, for the fourth quarter of fiscal 2005, consistent with company estimates. This compares to a net loss of $(19.0) million, or $(0.13) per share in the same quarter of the prior year. Reported results include net restructuring charges of $(3.2) million after-tax and a $1.7 million reserve reduction for the tax matter discussed earlier.
    Gross margins of 28.2 percent in the fourth quarter were up from
23.9 percent in the prior year quarter, primarily because of lower restructuring costs in the current quarter. Benefits from prior restructuring actions and operating improvements were partially offset by higher variable compensation costs and higher steel prices.
    Steelcase reduced operating expenses as a percent of sales to 27.7 percent from 30.5 percent in the prior year. This improvement was related to continued cost control and leverage from higher sales volume. Operating expenses increased in absolute dollars compared to the prior year because of variable compensation accruals, newly consolidated dealers and unfavorable currency translation effects.

    Discussion of Restatement

    The company reviewed its lease accounting policies and recorded an accrual related to certain operating leases which include a rent escalation provision. While the effect is immaterial to net equity and to earnings in any particular year or quarter, the company chose to restate its financial statements for the fiscal years ended February 2004 and 2003 rather than do a catch up adjustment in fiscal year 2005. The effects of these adjustments reduced retained earnings as of February 22, 2002 by $2.2 million, and increased net loss by $0.6 million and $0.7 million in fiscal year 2004 and fiscal year 2003, respectively. Because of rounding, there was no effect on earnings per share in these years. These adjustments have no effect on revenues or operating cash flows. A supplemental table showing the impact on the income statement is included at the end of this release.
    The company's investments in auction rate securities are now classified as short-term investments for both fiscal 2005 and 2004. These amounts were $131.6 and $80.4 for fiscal 2005 and 2004, respectively. Previously these investments were included in cash and cash equivalents.
    Additional information is included in the Form 8-K filed by the company today. The company will include the restated financial statements in its annual report on Form 10-K for the year ended February 25, 2005.

    Outlook

    Steelcase expects first quarter sales to be 10 to 15 percent higher than the prior year. Orders in the fourth quarter and through the first few weeks of March have continued to outpace the prior year.
    The company expects to report earnings between breakeven and $0.05 per share in the first quarter, including restructuring charges of $8 to $11 million after-tax. Approximately $6 to $8 million of these after-tax charges relate to the consolidation of North America operations announced earlier this week.
    The company is not providing full year revenue or earnings estimates. However, it is estimating full year after-tax restructuring charges of $18 to $23 million, including the amounts estimated above for the first quarter. Approximately $13 to $16 million of these after-tax charges relate to the consolidation of North America operations.
    "We are operating in a more positive economic and industry environment now," said Mr. Hackett. "A lot of hard work has been put forth by our employees to position the company to take full advantage of the growth opportunities ahead. With the improvements we are making to our global industrial system, we enter fiscal 2006 with optimism that we can deliver sustainable, profitable growth in the future."


Business Segment Results
(in millions)
                     Fourth Quarter          Sequential Quarters
                   Three Months Ended        Three Months Ended
                   ------------------        ------------------
                 Feb. 25, Feb. 27, % Inc   Feb. 25, Nov. 26,  % Inc
                   2005    2004    (Dec)    2005     2004     (Dec)
                   ----    ----    -----    ----     ----     -----
Revenue
North America(1)  $376.9  $301.8    24.9%   $376.9  $368.8      2.2%
Steelcase Design
 Partnership(2)     88.1    64.9    35.7%     88.1    83.0      6.1%
International(3)   168.9   140.7    20.0%    168.9   155.5      8.6%
Other(4)            57.1    56.0     2.0%     57.1    66.8    (14.5)%
                  ------  ------            ------  ------
  Consolidated
   Revenue        $691.0  $563.4    22.6%   $691.0  $674.1      2.5%
                  ======  ======            ======  ======

Operating Income
North America      $(0.8) $(28.7)            $(0.8)   $2.6
Steelcase Design
 Partnership         7.4     2.3               7.4     7.7
International       (0.1)   (9.5)             (0.1)   (1.0)
Other(4)            (6.2)   (5.4)             (6.2)   (3.1)
                  ------  ------            ------  ------
  Consolidated
   Operating
   Income/(Loss)    $0.3  $(41.3)             $0.3    $6.2
                  ======  ======            ======  ======
Operating Margin
 Percent             0.0%  (7.3)%  7.3 pts.    0.0%    0.9% (0.9) pts.


                             Year-to-date
                          Twelve Months Ended
                          -------------------

                                        Feb. 25,  Feb. 27,    % Inc
                                          2005      2004      (Dec)
                                          ----      ----      -----
Revenue
North America(1)                        $1,439.4  $1,280.4     12.4%
Steelcase Design Partnership(2)            322.2     275.6     16.9%
International(3)                           590.5     539.2      9.5%
Other(4)                                   261.7     250.4      4.5%
                                        --------  --------
  Consolidated Revenue                  $2,613.8  $2,345.6     11.4%
                                        ========  ========
Operating Income
North America                               $5.5    $(46.9)
Steelcase Design Partnership                26.2      12.8
International                               (5.4)    (27.5)
Other(4)                                    (8.1)    (12.8)
                                        --------  --------
  Consolidated Operating Income/(Loss)     $18.2    $(74.4)
                                        ========  ========

Operating Margin Percent                     0.7%    (3.2)%  3.9 pts.


Business Segment Footnotes
(1) North America business segment includes the company's Steelcase and Turnstone brands and consolidated dealers in the U.S. and Canada.
(2) Steelcase Design Partnership (SDP) business segment includes Brayton, The Designtex Group, Details, Metro and Vecta.
(3) International business segment includes all manufacturing and sales operations outside the U.S. and Canada.
(4) Other includes Steelcase Financial Services, PolyVision and IDEO subsidiaries, other ventures and unallocated corporate expenses.

    Webcast

    Steelcase will webcast its conference call reviewing fourth quarter and fiscal year 2005 financial results today at 11:00 a.m. EDT. Links to the webcast are available at www.steelcase.com. Accompanying presentation slides will be available on the company's Web site shortly before the start of the webcast. A replay of the webcast can be accessed on the site after the call through April 30, 2005.

    Forward-looking statements

    From time-to-time, in written reports and oral statements, the company discusses its expectations regarding future events. These forward-looking statements generally will be accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary. Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: competitive and general economic conditions and uncertainty domestically and internationally; delayed or lost sales and other impacts related to acts of terrorism, acts of war or governmental action; changes in domestic or international laws, rules and regulations, including the impact of changed environmental laws, rules or regulations; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; competitive pricing pressure; pricing changes by the company, its competitors or suppliers; currency fluctuations; changes in customer demand and order patterns; changes in the financial stability of customers, dealers (including changes in their ability to pay for product and services, dealer financing and other amounts owed to the company) or suppliers; changes in relationships with customers, suppliers, employees and dealers, the mix of products sold and of customers purchasing (including large project business); the success (including product performance and customer acceptance) of new products, current product innovations and platform simplification, and their impact on the company's manufacturing processes; the success of the company's investment in certain ventures; the company's ability to successfully: implement list price increases; reduce its costs, including actions such as workforce reduction, facility rationalization, disposition of excess assets (including real estate) at more than book value and/or related impairments, production consolidation, reduction of business complexity, culling products and global supply chain management; implement technology initiatives; integrate acquired businesses; migrate to a less vertically integrated manufacturing model; implement lean manufacturing principles; initiate and manage alliances; manage consolidated dealers; possible acquisitions or divestitures by the company; changes in business strategies and decisions; and other risks detailed in the company's Form 10-K for the year ended February 27, 2004 and other filings with the Securities and Exchange Commission. The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on the company. All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. Steelcase undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

    About Steelcase Inc.

    Steelcase Inc. helps individuals and organizations around the world to work more effectively by providing knowledge, products and services that enable customers and their consultants to create work environments that integrate architecture, furniture and technology. Founded in 1912 and headquartered in Grand Rapids, Michigan, the company has led the global office furniture industry in sales every year since 1974. Its product portfolio includes furniture systems, technology products, seating, lighting, storage, interior architectural products and related products and services. Fiscal 2005 revenue was approximately $2.6 billion. Steelcase and its subsidiaries have dealers in more than 800 locations, manufacturing and distribution facilities in over 30 locations and approximately 14,000 employees around the world. The company's Class A Common Stock trades on the NYSE under the symbol SCS.


                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                 (in millions, except per share data)

                                Three Months Ended Twelve Months Ended
                               ---------------------------------------
                                Feb. 25,  Feb. 27, Feb. 25,  Feb. 27,
                                  2005      2004     2005      2004
                                         (Restated)         (Restated)
----------------------------------------------------------------------
Revenue                           $691.0    $563.4 $2,613.8  $2,345.6
Cost of sales                      494.4     408.6  1,859.9   1,688.0
Restructuring costs                  1.7      20.2      8.2      42.3
                                --------  -------- --------  ---------
    Gross profit                   194.9     134.6    745.7     615.3
Operating expenses                 191.7     171.6    722.3     678.5
Restructuring costs                  2.9       4.3      5.2      11.2
                                --------  -------- --------  ---------
    Operating income (loss)          0.3     (41.3)    18.2     (74.4)
Interest expense                    (4.8)     (4.6)   (20.9)    (18.5)
Other income (expense), net          3.5      (3.6)     7.7        --
                                --------  -------- --------  ---------
     Income (loss) from
      continuing operations
      before income tax benefit     (1.0)    (49.5)     5.0     (92.9)
Income tax benefit                  (2.0)    (35.0)    (6.7)    (50.9)
                                --------  -------- --------  ---------
    Income (loss) from
     continuing operations           1.0     (14.5)    11.7     (42.0)
Income and gain from
 discontinued operations, net
 of applicable taxes                  --      (0.3)     1.0      22.4
                                --------  -------- --------  ---------
    Income (loss) before
     cumulative effect of
         accounting change           1.0     (14.8)    12.7     (19.6)
Cumulative effect of accounting
 change                               --      (4.2)      --      (4.2)
                                --------  -------- --------  ---------
    Net income (loss)               $1.0    $(19.0)   $12.7    $(23.8)
                                ========  ======== ========  =========
Basic and diluted per share
 data:
  Income (loss) from continuing
   operations                      $0.01    $(0.10)   $0.08    $(0.28)
  Income and gain from
   discontinued operations            --        --     0.01      0.15
  Cumulative effect of
   accounting change                  --     (0.03)      --     (0.03)
                                --------  -------- --------  ---------
  Earnings (loss)                  $0.01    $(0.13)   $0.09    $(0.16)
                                ========  ======== ========  =========
Dividends declared per common
 share                             $0.06     $0.06    $0.24     $0.24
                                ========  ======== ========  =========
Weighted average shares
 outstanding - basic               148.0     147.9    147.9     147.9
                                ========  ======== ========  =========
Weighted average shares
 outstanding - diluted             148.4     148.1    148.2     148.0
                                ========  ======== ========  =========


                            STEELCASE INC.
           CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
                             (in millions)

                                                 Feb. 25,   Feb. 27,
                                                  2005        2004
                                                           (Restated)
                                                ---------- -----------
                    ASSETS
  Current assets:
    Cash and cash equivalents                   $  216.6    $  182.2
    Short-term investments                         131.6        80.4
    Accounts receivable, net                       378.1       363.2
    Inventories                                    132.9       114.4
    Other current assets                           198.1       205.5
                                                ---------- -----------

               Total current assets              1,057.3       945.7

  Property and equipment, net                      606.0       713.8
  Goodwill and other intangible assets, net        290.0       298.3
  Other assets                                     407.7       398.9
                                                ---------- -----------

               Total assets                     $2,361.0    $2,356.7
                                                ---------- -----------


     LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities:
    Accounts payable                            $  175.9    $  162.8
    Short-term borrowings and current portion
     of long-term debt                              67.6        34.4
    Accrued expenses:
         Employee compensation                     123.3        91.7
         Employee benefit plan obligations          31.7        34.1
         Other                                     211.0       222.4
                                                ---------- -----------

               Total current liabilities           609.5       545.4
                                                ---------- -----------

  Long-term liabilities:
    Long-term debt                                 258.1       319.6
    Employee benefit plan obligations              253.9       243.1
    Other long-term liabilities                     46.5        46.8
                                                ---------- -----------

               Total long-term liabilities         558.5       609.5
                                                ---------- -----------

               Total liabilities                 1,168.0     1,154.9
                                                ---------- -----------

  Shareholders' equity:
    Common stock                                   297.4       289.8
    Additional paid-in capital                       1.3
    Accumulated other comprehensive loss           (36.6 )     (43.5 )
    Deferred compensation - restricted stock        (3.1 )      (1.4 )
    Retained earnings                              934.0       956.9
                                                ---------- -----------

               Total shareholders' equity        1,193.0     1,201.8
                                                ---------- -----------

               Total liabilities and
                shareholders' equity            $2,361.0    $2,356.7
                                                ---------- -----------


                            STEELCASE INC.
      CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                             (in millions)

                                                  Twelve Months Ended
                                                  Feb. 25,   Feb. 27,
                                                    2005       2004
                                                            (Restated)
                                                  --------  ----------
OPERATING ACTIVITIES
Net income (loss)                                  $ 12.7     $(23.8)
Depreciation and amortization                       127.6      141.4
Gain on sale of discontinued operations                 -      (31.9)
Changes in operating assets and liabilities         (26.0)     (13.9)
Other, net                                            1.6       16.1
                                                   --------   --------
Net cash provided by operating activities           115.9       87.9

INVESTING ACTIVITIES
Capital expenditures                                (49.2)     (43.0)
Proceeds from the disposal of fixed assets           19.8       28.8
Net proceeds on sale of discontinued operations         -       47.9
Proceeds from sales of leased assets                  4.7       48.8
Net proceeds from repayment of leases and notes
 receivable                                          47.4       17.0
Short-term investments, net                         (51.4)     (80.0)
Other, net                                            1.8       (0.2)
                                                   --------   --------
Net cash provided by (used in) investing
 activities                                         (26.9)      19.3

FINANCING ACTIVITIES
Long-term debt repayments, net                      (14.4)     (23.4)
Short-term borrowings (repayments), net             (14.4)       0.5
Common stock issuance                                 4.1        1.6
Dividends paid                                      (35.6)     (35.5)
                                                   --------   --------

Net cash used in financing activities               (60.3)     (56.8)
                                                   --------   --------

Effect of exchange rate changes on cash and cash
 equivalents                                          5.7        2.9
                                                   --------   --------

Net increase in cash and cash equivalents            34.4       53.3
Cash and cash equivalents, beginning of period      182.2      128.9
                                                   --------   --------

Cash and cash equivalents, end of period           $216.6     $182.2
                                                   --------   --------


Steelcase Inc.

Restatement of February 27, 2004 and February 28, 2003 Income
Statements

The following tables summarize the restatement of the Company's Income Statements due to the correction for its accounting for certain real estate operating leases for the years ended February 27, 2004 and February 28, 2003:

     Year ended February 27, 2004          As     Adjustments   As
                                        Originally            Restated
                                         Reported
----------------------------------------------------------------------
Revenue                                  $2,345.6            $2,345.6
Cost of sales                             1,688.0             1,688.0
Restructuring costs                          42.3                42.3
                                       -----------           ---------
    Gross profit                            615.3               615.3
Operating expenses                          677.6     0.9       678.5
Restructuring costs                          11.2                11.2
                                       -----------           ---------
    Operating loss                          (73.5)   (0.9)      (74.4)
Interest expense                            (18.5)              (18.5)
Other income (expense), net                    --                  --
                                       -----------           ---------
     Loss from continuing operations
      before income tax benefit             (92.0)   (0.9)      (92.9)
Income tax benefit                          (50.6)   (0.3)      (50.9)
                                       -------------------------------
    Loss from continuing operations         (41.4)   (0.6)      (42.0)
Income and gain from discontinued
 operations, net of applicable taxes         22.4                22.4
                                       -----------           ---------
    Loss before cumulative effect of
         accounting change                  (19.0)   (0.6)      (19.6)
Cumulative effect of accounting change       (4.2)               (4.2)
                                       -----------           ---------
    Net loss                               $(23.2)   (0.6)     $(23.8)
                                       ===========           =========
Basic and diluted per share data:
  Loss from continuing operations          $(0.28)             $(0.28)
  Income and gain from discontinued
   operations                                0.15                0.15
  Cumulative effect of accounting
   change                                   (0.03)              (0.03)
                                       -----------           ---------
  Earnings (loss)                          $(0.16)             $(0.16)
                                       ===========           =========


     Year ended February 28, 2003          As     Adjustments   As
                                        Originally            Restated
                                         Reported
----------------------------------------------------------------------
Revenue                                  $2,529.9            $2,529.9
Cost of sales                             1,785.3             1,785.3
Restructuring costs                          16.5                16.5
                                       -----------           ---------
    Gross profit                            728.1               728.1
Operating expenses                          744.5     1.1       745.6
Restructuring costs                          44.7                44.7
                                       -----------           ---------
    Operating loss                          (61.1)   (1.1)      (62.2)
Interest expense                            (20.9)              (20.9)
Other income (expense), net                  16.4                16.4
                                       -----------           ---------
     Loss from continuing operations
      before income tax benefit             (65.6)   (1.1)      (66.7)
Income tax benefit                          (24.7)   (0.4)      (25.1)
                                       -----------   -----   ---------
    Loss from continuing operations         (40.9)   (0.7)      (41.6)
Income and gain from discontinued
 operations, net of applicable taxes          4.7                 4.7
                                       -----------           ---------
    Loss before cumulative effect of
         accounting change                  (36.2)   (0.7)      (36.9)
Cumulative effect of accounting change     (229.9)             (229.9)
                                       -----------           ---------
    Net loss                              $(266.1)   (0.7)    $(266.8)
                                       ===========           =========
Basic and diluted per share data:
  Loss from continuing operations          $(0.28)             $(0.28)
  Income and gain from discontinued
   operations                                0.04                0.04
  Cumulative effect of accounting
   change                                   (1.56)              (1.56)
                                       -----------           ---------
  Earnings (loss)                          $(1.80)             $(1.80)
                                       ===========           =========

    CONTACT: Steelcase Inc.
             Investor Contact: Raj Mehan, 616-698-4734
             Media Contact: Lisa Kerr, 616-698-4487